Exhibit 5.1

JONES DAY

May 23, 2013

Axiall Corporation

115 Perimeter Center Place, Suite 460

Atlanta, Georgia 30346

Re:          Registration Statement on Form S-8 Filed by Axiall Corporation

Ladies and Gentlemen:

We have acted as counsel for Axiall Corporation, a Delaware corporation (the “Company”), in connection with the authorization of the issuance by the Company of up to 2,054,569 additional shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, that may be issued or delivered and sold pursuant to the Georgia Gulf Corporation 2011 Equity and Performance Incentive Plan, as amended (the “Plan”), and the authorized forms of stock option, restricted stock or other applicable award agreement thereunder.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares will be, when issued or delivered and sold in accordance with such Plan and applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.  In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.

In rendering the opinion set forth above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY